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                                                                       Exhibit 9



                                February 23, 2004



Merrill Lynch Inflation Protected Fund
800 Scudders Mill Road
Plainsboro, NJ  08536

     Re: Merrill Lynch Inflation Protected Fund
         --------------------------------------

Ladies and Gentlemen:

     We have acted as special Delaware counsel to Merrill Lynch Inflation Protected Fund (formerly known as Merrill Lynch Inflation Protected Bond Fund), a Delaware statutory trust (the "Fund"), in connection with certain matters relating to the formation of the Fund and the issuance of Shares of beneficial interest in the Fund. Capitalized terms used herein and not otherwise herein defined are used as defined in the Agreement and Declaration of the Fund dated as of December 4, 2003 (the "Governing Instrument").

     In rendering this opinion, we have examined and relied on copies of the following documents, each in the form provided to us: the Certificate of Trust of the Fund as filed in the Office of the Secretary of State of Delaware (the "State Office") on December 4, 2003 (the "Certificate"); the Certificate of Amendment to the Certificate as filed in the State Office on January 21, 2004; the Governing Instrument; the draft minutes of the proceedings of the meeting of the Board of Trustees (the "Draft Minutes") dated as of February 18, 2004; the By-laws of the Fund (the "By-laws"); the Fund's Registration Statement under the Securities Act of 1933 on Form N-1A to be filed with the Securities and Exchange Commission on or about the date hereof (the "Registration Statement" and, together with the Governing Instrument, the By-laws and all of the foregoing actions by the Trustees of the Fund, the "Operative Documents"); and a certification of good standing of the Fund obtained as of a recent date from the State Office. In such examinations, we have assumed the genuineness of all signatures, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, and the legal capacity of natural persons to complete the execution of documents. We have further assumed for the purpose of this opinion: (i) the due authorization, adoption, execution and delivery by, or on behalf of, each of the parties thereto of the above-referenced instruments,

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Merrill Lynch Inflation Protected Fund
February 23, 2004
Page 2



certificates and other documents (including the due adoption by the Trustees of the Draft Minutes and all actions of the Trustees referenced therein, including the change of the name of the Fund), and of all documents contemplated by either the Operative Documents or any applicable resolutions of the Trustees to be executed by investors desiring to become Shareholders; (ii) the payment of consideration for Shares, and the application of such consideration, as provided in the Governing Instrument, and compliance with the other terms, conditions and restrictions set forth in the Operative Documents and all applicable resolutions of the Trustees of the Fund in connection with the issuance of Shares (including, without limitation, the taking of all appropriate action by the Trustees to designate Series and Classes of Shares and the rights and preferences attributable thereto as contemplated by the Governing Instrument);
(iii) that appropriate notation of the names and addresses of, the number of Shares held by, and the consideration paid by, Shareholders will be maintained in the appropriate registers and other books and records of the Fund in connection with the issuance, redemption or transfer of Shares; (iv) that no event has occurred subsequent to the filing of the Certificate that would cause a termination or reorganization of the Fund or any Series or Class of the Fund under Section 2 or 3 of Article VIII of the Governing Instrument; (v) that the Fund became, prior to or within 180 days following the first issuance of beneficial interests therein, a registered investment company under the Investment Company Act of 1940; (vi) that the activities of the Fund have been and will be conducted in accordance with the terms of the Governing Instrument and the Delaware Statutory Trust Act, 12 Del. C. ss.ss. 3801 et seq. (the "Delaware Act"); and (vii) that each of the documents examined by us is in full force and effect and has not been amended, supplemented or otherwise modified, except as herein referenced. No opinion is expressed herein with respect to the requirements of, or compliance with, federal or state securities or blue sky laws. Further, we express no opinion with respect to, and we assume no responsibility for, any offering documentation relating to the Fund or the Shares. As to any facts material to our opinion, other than those assumed, we have relied without independent investigation on the above-referenced documents and on the accuracy, as of the date hereof, of the matters therein contained.

     Based on and subject to the foregoing, and limited in all respects to matters of Delaware law, it is our opinion that:

     1. The Fund is a duly formed and validly existing statutory trust in good standing under the laws of the State of Delaware.

     2. The Shares of the Fund, when issued to Shareholders of the Fund in accordance with the terms, conditions, requirements and procedures set forth in the Operative Documents, will constitute legally issued, fully paid and non-assessable Shares of beneficial interest in such Fund.

     With respect to the opinion expressed in paragraph 2 above, we note that, pursuant to Section 5 of Article IV of the Governing Instrument, the Trustees have the power to cause any Shareholder, or any Shareholder of a particular Series, to pay directly, in advance or arrears, for charges of the Fund's custodian or transfer, Shareholder servicing or similar agent, an amount fixed from time to time by the Trustees, by setting off such charges due from such Shareholder from

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Merrill Lynch Inflation Protected Fund
February 23, 2004
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declared but unpaid dividends owed such Shareholder and/or by reducing the number of Shares in the account of such Shareholder by that number of full and/or fractional Shares which represents the outstanding amount of such charges due from such Shareholder.

     We hereby consent to the filing of a copy of this opinion with the Securities and Exchange Commission as part of the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. Except as provided in this paragraph, the opinion set forth above is expressed solely for the benefit of the addressee hereof in connection with the matters contemplated hereby and may not be relied upon for any other purpose or by any other person or entity without our prior written consent. This opinion speaks only as of the date hereof and is based on our understandings and assumptions as to present facts and our review of the above-referenced documents and certificates and the application of Delaware law as the same exists on the date hereof, and we undertake no obligation to update or supplement this opinion after the date hereof for the benefit of any person or entity with respect to any facts or circumstances that may hereafter come to our attention or any changes in facts or law that may hereafter occur or take effect.


                                            Sincerely,

                                            MORRIS, NICHOLS, ARSHT & TUNNELL


                                            Louis G. Hering